As Filed with the Securities and Exchange Commission on May 1, 2019
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOVIO INC
(Exact name of registrant as specified in its charter)

Delaware	59-3551629
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

8620 Spectrum Center Blvd. San Diego, California	92123
(Address of principal executive offices)	(Zip Code)
___________________________________

Tutorme.com, Inc. 2015 Equity Incentive Plan (as amended)
(Full title of the plan)
_______________________________________

Andrew S. Clark
Founder, President and CEO
Zovio Inc
8620 Spectrum Center Blvd.
San Diego, CA 92123
(Name and Address of Agent For Service)

(858) 668-2586
(Telephone number, including area code, of agent for service)
Copy to:
Martin J. Waters, Esq.
Wilson Sonsini Goodrich & Rosati, PC
12235 El Camino Real, Suite 200
San Diego, CA 92130-3002
Telephone: (858) 350-2300
Facsimile: (858) 350-2399
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share: To be issued pursuant to the Tutorme.com, Inc. 2015 Equity Incentive Plan (as amended)	310,605	shares (2)	$0.36	$111,817.80	$13.55

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional securities that may from time to time be offered or issued in accordance with the adjustment provisions of the Tutorme.com, Inc. 2015 Equity Incentive Plan (as amended) (the “Plan”) as a result of stock splits, stock dividends, re-capitalization or similar transactions

(2)
Pursuant to the Agreement and Plan of Reorganization dated as of April 3, 2019 (the “Merger Agreement”), by and among the Registrant, Tutorme.com, Inc. (“Tutorme”), Toucan Merger Sub, Inc., TM Merger Sub, LLC and the shareholder representative, the Registrant assumed outstanding stock options (the “Assumed Options”) to purchase common stock of Tutorme under the Plan, of which 231,406 shares underlying the Assumed Options are subject to certain time-based vesting requirements and a total of 79,199 shares underlying the Assumed Options are subject to certain performance-based vesting requirements.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of options outstanding under the Plan and assumed by the Registrant.

ZOVIO INC
REGISTRATION STATEMENT ON FORM S-8
This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Zovio Inc (the “Registrant”), relating to the registration of 310,605 shares of the Registrant’s Common Stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to outstanding equity awards under the Tutorme.com, Inc. 2015 Equity Incentive Plan (the “Plan”), which the Registrant assumed upon the closing of its acquisition of Tutorme.com, Inc. (“Tutorme”) pursuant to that certain Agreement and Plan of Reorganization, dated as of April 3, 2019 (the “Merger Agreement”), by and among the Registrant, Tutorme, Toucan Merger Sub, Inc., TM Merger Sub, LLC and the shareholder representative.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in this Part I will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.
PART II
 INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 12, 2019;

(b)
The Registrant’s Current Reports on Form 8-K filed with the Commission on February 11, 2019, February 15, 2019, March 7, 2019, March 11, 2019, March 12, 2019, April 1, 2019, April 2, 2019, April 4, 2019 and April 19, 2019, only to the extent that the items therein are specifically stated to be “filed” rather than “furnished” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(c)	The Registrant’s Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2018, filed with the Commission on April 19, 2019; and

(d)
The description of the Registrant’s common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A filed on April 12, 2019, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to be furnished and not filed under Item 2.02 or Item 7.01 of Form 8-K shall not be deemed to be incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
The Registrant’s certificate of incorporation contains provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages arising from a breach of their fiduciary duties as directors or offices. The Registrant’s certificate of incorporation and bylaws provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.
Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.
The Registrant has entered into indemnification agreements with its directors and executive officers in addition to the indemnification provided for in its certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has purchased and intends to maintain insurance on behalf of any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

Exhibit	Description of Document
4.1
Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the SEC on May 21, 2009).

4.2	Third Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 2, 2019).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC.
23.1	Consent of Deloitte and Touche LLP, an Independent Registered Public Accounting Firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney - Zovio Inc Directors.
99.1 † *	Tutorme.com, Inc. Equity Incentive Plan, as amended.

†	Indicates compensatory plan, contract or arrangement.

*	Filed herewith.

Item 9.    Undertakings.
(A)     The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B)    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on May 1, 2019.

BRIDGEPOINT EDUCATION, INC.

By:	/s/ ANDREW S. CLARK
Name: Andrew S. Clark
Title: Founder, President and CEO
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Name and Signature	Title	Date

	/s/ ANDREW S. CLARK	Founder, President, CEO and Director (Principal Executive Officer)	May 1, 2019
Andrew S. Clark

	/s/ KEVIN ROYAL	Chief Financial Officer (Principal Financial Officer)	May 1, 2019
Kevin Royal

	/s/ STEVEN BURKHOLDER	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 1, 2019
Steven Burkholder

Directors:
Teresa S. Carroll
Ryan D. Craig
L. Dale Crandall
Robert D. Hartman
Michael B. Horn
Kirsten M. Marriner
Victor K. Nichols
George P. Pernsteiner

By:	/s/ ANDREW S. CLARK		May 1, 2019
Andrew S. Clark
Attorney-In-Fact